Exhibit 3.13

CERTIFICATE OF RESTATEMENT AND INTEGRATION OF

ARTICLES OF INCORPORATION OF

VG LIFE SCIENCES INC.

VG Life Sciences, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that this Restatement and Integration of the Corporation's Articles of Incorporation as set forth below was duly adopted by resolutions approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. This Certificate only restates and integrates and does not further amend the provisions of the Corporation's Certificate.

The Corporation was originally incorporated on June 8, 1998 as Hitech Investment, Inc.

FIRST. The name of this corporation shall be VG Life Sciences, Inc.

SECOND. The Corporation's registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle, and its registered agent at such address is CORPORATE AGENTS, INC.

THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this Corporation is authorized to issue is 170,000,000 as follows:

(a)	The total number of Common Stock shares which the Corporation shall have authority to issue is 150,000,000 with a par value of $0.0001 per share.

(b)	The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 20,000,000 with a par value of $0.0001 per share.

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of a particular series, the Board of Directors is also expressly authorized to fix: the vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange, whether shares of such series shall be subject to redemptions, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

1

(c)	On November 26, 2012, the Corporation affected a one for 600 reverse split of the Corporation's then issued and outstanding Common Stock. Immediately prior to the reverse split the Corporation had 3,000,000,000 shares of Common Stock with a par value of $0.0001 authorized for issuance and 250,000,000 shares of Preferred Stock with a par value of $0.0001 authorized for issuance, 10,000,000 of which had been established and designated Series A Preferred Stock. Immediately after the reverse split the Corporation had 60,000,000 shares of Common Stock authorized for issuance and 10,000,000 shares of Preferred Stock authorized for issuance. The par value of the stock was not changed. The number of shares of Series A Preferred Stock was not changed by the reverse split, but the number of shares of Common Stock which each share of Series A Preferred Stock may be converted into changed such that every share of Series A Preferred Stock may now be converted into 0.0167 shares of Common Stock.

FIFTH The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal of modification of this article by the stockholders of the Corporation shall not adversely affect any right of protection of a director or the Corporation existing at the time or such repeal or modification.

IN WITNESS WHEREOF, VG LIFE SCIENCES, INC., has caused this restated and integrated certificate to be signed by its duly authorized officer this 4th day of September, 2014.

VG LIFE SCIENCES, INC.

By:	/s/ John P. Tynan
John Tynan
CEO & President

2